155 Chestnut Ridge Road
Montvale, NJ 07645

July 17, 2008

Mr. Didier Teirlinck
Avenue de la Chenaie 85
Brussels B-1180
Belgium

Dear Didier,

The purpose of this letter, which serves as an addendum to your employment agreement dated June 5, 2008, is to confirm additional considerations agreed to by the Chairman and the Compensation Committee of the Board.

Your relocation is covered by the company’s One Way Move Policy (utilized for international transfers) but will include two items that are part of our domestic relocation policy. These two items are: 1) a taxable miscellaneous lump sum of $20,000 in lieu of the $5,000 miscellaneous lump sum called for under the One Way Move Policy and 2) reimbursement for the costs of purchasing a home in the United States as detailed in the US Executive Level Homeowners Policy and following the proper procedures under Sarbanes Oxley. Per the policy, the reimbursement for item 2 is calculated to neutralize the tax impact to you.

Since it is your stated intention to return to Europe when you retire, and to ensure that you are not negatively impacted for the period of time you work for Ingersoll Rand in the United States, we have agreed to make the maximum contribution on your behalf to the Belgium social system (the current maximum contribution is 890€ per month). These contributions, which will be imputed to your income, will enable you to be kept whole in the Belgium social scheme and to have immediate access to the state health plan upon your return to Europe. This imputed income is calculated to neutralize the tax impact to you. Please note that the pension component of the Belgium social scheme serves as an offset to the Elected Officer Supplemental (retirement) Program.

In regard to the stock options awarded to you in 2008, on which you have already paid taxes in Belgium (based on the grant value) the company agrees that if you exercise options while in the United States you will not pay more in income tax (which includes the taxes you have already paid in Belgium) than what you would owe as a US taxpayer. Future stock options will be taxed based on the US tax rules.

The company agrees to reimburse you the cost associated with storing your household items in Europe for a period of two years. This reimbursement is taxable to you.

Didier, if you have any questions or concerns regarding the provisions of this letter, please do not hesitate to contact me directly on (201) 573-3137.

Very truly yours,

Robert C. Butler
Vice President, Global Compensation & Benefits